LOAN SERVICING PURCHASE AND SALE AGREEMENT

          AGREEMENT, DATED THIS 6th day of November, 1995, between Citizens Mortgage Service Company (the "Seller"), whose address is 500 Office Center Drive, #120, Ft. Washington, PA 19034 and Atlantic Mortgage & Investment Corporation (the "Purchaser"), whose address is 4348 Southpoint Boulevard, Suite 101, Jacksonville, Florida 32216.

                                   WITNESSETH

          WHEREAS, Seller is the owner of unencumbered servicing rights to approximately 3,996 FHLMC, FNMA, GNMA, Private and Bond ("the Investors") loans with an aggregate outstanding principal balance of approximately $211 million with the characteristics described in Exhibit "A" which is attached hereto; and

          WHEREAS, Purchaser desires to acquire all of Seller's right, title and interest in and to the Servicing and Related Escrow Items in accordance with this Agreement; and

          WHEREAS, it is contemplated that the Investors will consent to the transfer of the servicing of the Mortgages as provided in this Agreement and to Seller's transfer or assignment of such servicing to Purchaser as provided herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereto agree as follows:

          1.0 DEFINITIONS. As used in this Agreement, the following terms have the meanings here below specified:

          1.1 Business Day. The term Business Day means any day other than a Saturday, Sunday or a day on which commercial or savings banks in the State of Florida are required or authorized by law to close.

          1.2 Investor. The term Investor means FHLMC (Federal Home Loan Mortgage Corporation), FNMA (Federal National Mortgage Association), GNMA (Government National Mortgage Association) and Private Investors.

          1.3 Mortgages. This term shall include all mortgages, deeds of trust, deeds to secure debt or other instruments which have been taken in connection with loans made or serviced by Seller or with respect to which Seller owns the Servicing secured by one to four family housing units, consisting of approximately 3,996 loans (the "Loans" and individually, a "Loan") with the characteristics described in Exhibit A, however, no particular Loan shall be deemed a Mortgage or have servicing purchased hereunder if such Loan is 90 or more days delinquent or in the process of foreclosure at the Sale Date ("Foreclosure Loans") or if it is a Loan which is in bankruptcy or in other litigation at the Sale Date ("Bankruptcy Loans").

          1.4 Mortgage Portfolio. This term refers to all documents, agreements or instruments relating to a particular Loan, including the Title Insurance Policy, Fire and Casualty Insurance Policy, Flood Insurance Policy, Hazard Insurance Policy, Mortgage Insurance Policy, and all other documents or agreements under which legal obligations or rights are created under that particular Loan.

          1.5 Related Escrow Items. This term refers to all mortgage escrow accounts maintained by Seller which relate to the Servicing, including items escrowed for mortgage insurance, property taxes (either real or personal), hazard insurance, or any other items required by any Investor or by any Mortgage, but specifically excluding principal and interest escrows.

          1.6 Sale Date. This term refers to the date(s) Purchaser assumes all right, title and interest in the Servicing. There will be two Sale Dates. The First Sale Date will be December 1, 1995 for the FNMA, GNMA, Private and Bond Loans. The Second Sale Date will be December 18, 1995 for the FHLMC Loans.

          1.7 Servicing Agreements. This term shall mean the rules and regulations of the Investors relating to the servicing of the loans and Related Escrow Items between the Seller and the Investors, all of which are specified in the Investors' Servicing Guides and/or various Private Investor agreements and the Hurley Settlement Agreement, a copy of which is attached as Exhibit D.

          1.8 Servicing. This term shall refer to the rights and responsibilities of the Seller under the various Servicing Agreements covering the Loans and the maintenance and servicing of the Related Escrow Items, all of which are, subject to agreement by the Investors, being transferred by this Agreement to Purchaser.

          1.9 Transfer Date(s). This term refers to the date(s) Seller will transfer to Purchaser and Purchaser will accept the responsibilities for servicing the Loans. There will be two Transfer Dates. The first Transfer Date will be December 1, 1995 with respect to approximately 2,538 FNMA, GNMA, Private Investor and Bond loans with an aggregate outstanding principal balance of $115 million (Part A). The second Transfer Date will be December 18, 1995 with respect to approximately 1,458 FHLMC loans with an aggregate outstanding principal balance of $97 million (Part B).

          2.0  SALE OF SERVICING AND RELATED ITEMS

          2.1 Items to be Sold. Seller hereby assigns, sets over to and conveys to Purchaser all right, title and interest as of the Sale Date, in and to (a) the Servicing, (b) the Related Escrow Items, and (c) all documents, files, and any other underlying documentation relating to the Servicing and the Loans and/or the Mortgage Portfolio. Physical delivery of such items set forth above shall be made to Purchaser at a location within the United States that Purchaser shall designate in writing at least five (5) days prior to the applicable Transfer Date, at Seller's expense, all in accordance with the provisions of
Section 6.7 hereof.

          2.2 Evidence of Sale. After the Sale Date, Seller shall deliver to Purchaser documents required in the form reasonably satisfactory to Purchaser with respect to each portion of the Servicing, and the other items being sold or assigned pursuant to the terms of this Agreement, and such other documents to evidence the transaction contemplated hereby as Purchaser or Seller may reasonably require.

          3.0  CONSIDERATION

          3.1 Purchase Price. In full consideration for the sale of the Servicing as specified in Article 2 hereof, and upon the terms and conditions of this Agreement, Purchaser shall pay to Seller on the dates described below a purchase price in an amount equal to 1.20% of the aggregate outstanding principal balance of the Mortgages as of the Sale Date, (the "Purchase Price"), for which Investor approval has been received. The form and method of payment hereunder is set forth in Article 3.2. Any Private Investor Servicing for which Investor approval has not been obtained shall not be transferred and will be retained by Seller.

          3.2 Payment Terms. The foregoing consideration shall be paid by Purchaser to Seller as follows:

          (a) Cash Deposit. On the First Sale Date, Purchaser shall pay 11% of the estimated final Purchase Price to Seller in cash via wire transfer. On the Second Sale Date, Purchaser shall pay 9% of the estimated Final Purchase Price to Seller in cash via wire transfer.

          (b) Cash at Settlement Date. Within five (5) Business Days of the applicable Transfer Date, provided the transfer of Documents and Escrows as outlined in 6.7 has been satisfied in all material respects and the Schedule of Servicing, as outlined in 6.6, has been received by Purchaser. Purchaser shall pay to Seller in cash via wire transfer an amount that, when added to the prorated Deposit, is equal to the difference between the prorated Purchase Price and the prorated Hold-Back Amount (the "Settlement Date(s)").

          (c) Subsequent Adjustment. If, subsequent to the payment of the entire Purchase Price, the outstanding principal balance of any Mortgage Loan used to calculate such Purchase Price is found to be in error, or any mathematical error is found in the calculation of the Purchase Price, the party benefiting from the error shall pay over to the other party an amount sufficient to reconcile the Purchase Price and deliver a reconciliation statement and sufficient documentation reasonably necessary to justify such adjustment.

          3.3 Hold-Back Amount. The Hold-Back Amount shall be equal to $100,000, which approximates the cost to process assignments. The Hold-Back Amount will be released by Purchaser to Seller as true and certified copies of the assignments submitted for recording are delivered to Purchaser. The amount to be released on the fifth day of each month shall be calculated by multiplying the Hold-Back Amount by the percentage of the assignments received the previous month, plus accrued interest thereon calculated at an annual rate of 4%. Such percentage shall be calculated by dividing the number of assignments which were received as of month-end by the number of assignments outstanding on each Transfer Date. In the event any assignments remain incomplete as of March 1, 1996, Purchaser may arrange for the completion of such assignments and the cost for such arrangement will be paid by Purchaser from the Hold-Back Amount.

          3.4 ADJUSTMENTS

          (a) Advances. In connection with the Loans transferred, the Purchaser shall deliver to Seller funds within one (1) Business Day after the Transfer Date sufficient to reimburse Seller for (l) any advances made by Seller for the payment of real estate taxes and insurance premiums; (2) any advances of principal and interest payments made by Seller in order to make payments to the Investors; and (3) any advances made by Seller for the protection of any property as required by the Servicing Agreements. Notwithstanding the foregoing, advances on Foreclosure Loans and Bankruptcy Loans will be reimbursed by Purchaser to Seller as advances are collected by Purchaser. Purchaser shall use all reasonable efforts to collect all such advances. Purchaser shall provide Seller with a monthly statement as to the status of all such advances. Seller shall have reasonable access to Purchaser's books and records to confirm Purchaser's collection efforts and monthly statement information.

          (b) As of the Transfer Date, Seller will transfer to Purchaser and Purchaser will accept the responsibilities for servicing Foreclosure Loans and Bankruptcy Loans, although such loans will not be included in the Purchase Price calculation.

          (c) If any check presented to Seller by a mortgagor on a Loan prior to the Sale Date is returned unpaid for any reason, and if the Loan as a result of such becomes three (3) payments or more past due, then Seller shall immediately forward the unpaid check to Purchaser, and reimburse Purchaser for the Purchase Price allocable to said Loan. Within five (5) Business Days of receipt by Purchaser, it shall reimburse Seller for the amount of check.

          4.0 WARRANTIES AND REPRESENTATIONS OF SELLER. Seller warrants and represents to Purchaser the following:

          4.1 Due Incorporation and Good Standing. Seller is a Corporation duly organized, validly existing and in Good Standing under the laws of the Commonwealth of Pennsylvania.

          4.2 Authority and Capacity. Seller has all requisite corporate power, authority and capacity to enter into this Agreement, and to perform the obligations required hereunder, and in particular Seller has the corporate power and authority to transfer all its right, title and interest in the Servicing and Related Escrow Items.

          4.3 Effective Agreement. The execution and performance of this Agreement by Seller, its compliance with the terms hereof, and the consummation of the transaction contemplated (assuming receipt of the various consents required pursuant to this Agreement) will not conflict with any of the terms of its Articles of Incorporation, By-Laws or (assuming receipt of the consent of the Investors) with any other governing instrument relating to the conduct of business or the ownership of its properties, or any other agreement to which Seller is a party.

          4.4 Compliance with Contracts and Regulations. On or before the Sale Date, Seller will have complied with all of its obligations under all other contracts to which it is a party and with all applicable laws and regulations only to the extent that failure to do so might materially adversely affect any of the Servicing and assets being purchased by Purchaser hereunder, and Seller has not done and will not do any act or thing which may cause the cancellation of or otherwise materially adversely affect any of the Servicing or the mortgage insurance or guaranty with respect to any of the Loans, the servicing of which is being transferred to Purchaser.

          4.5 Filing of Reports. Seller has filed or will have filed by the Transfer Date all material reports required by all governmental agencies having jurisdiction over the Servicing being purchased by Purchaser hereunder, and has and will have complied with all applicable federal, state and municipal laws, regulations and ordinances affecting the Servicing being purchased by Purchaser hereunder. Seller shall have requested appropriate Social Security numbers from all mortgagors for purposes of complying with applicable regulations of the Internal Revenue Service, and will provide them to Purchaser to the extent that such numbers were received.

          4.6 Title to the Servicing and Related Escrow Accounts. Seller is the lawful owner of the Servicing, and the transfer, assignment and delivery of the Servicing and of the Related Escrow Items to the Purchaser are in accordance with the terms and conditions of this Agreement, and all rights in such Servicing will be vested in Purchaser upon the applicable Sale Date, free and clear of any and all claims, charges, defenses, offsets and encumbrances of any kind or nature whatsoever, including but not limited to those of Seller. Seller shall retain issuer responsibility until the transfer of such issuer responsibility to Purchaser has been approved by the Investors.

          4.7 Related Escrow Items. All Related Escrow Items are being, and until transfer shall be, maintained in accordance with applicable law and the terms of the Loans related thereto, and, where applicable, in accordance with the regulations of the Investor and other state, local or federal governmental agencies having jurisdiction. Except as to payments which are past due under the terms of a Loan, all escrow balances required by the Loans and paid to Seller for the account of the mortgagors and Seller are on deposit in the appropriate escrow account, all escrow items which are due to be paid prior to the Transfer Date will be paid if a bill for said escrow items has been received. Seller has provided or will provide forced place insurance coverage for all Mortgage properties that would have been otherwise uninsured during any period prior to the Transfer Date. Hazard insurance, homeowners insurance, (fire, hazard, and extended coverage), Private Mortgage Insurance, flood insurance, and all other insurance premiums due to be paid within thirty (30) calendar days after the Transfer Date shall be paid by Seller prior to such Date, provided Seller receives notification of the renewal premium on or before five (5) Business Days prior to the Transfer Date. Any losses or penalties as a direct result of lapsed insurance coverage on any Loan for which insurance is not current thirty (30) calendar days subsequent to the Transfer Date shall be borne by the Seller provided Seller received notification of renewal premium within the time frame described above.

          Seller will retain a copy of all insurance policies, notices, and other insurance documentation generated until the Transfer Date. Tax bills, transmittal lists, or any other information relating to tax payments shall be promptly forwarded by Seller to Purchaser by overnight mail, if received by Seller within sixty (60) days after the Transfer Date. If Purchaser has not received the above information in a manner to ensure timely payment by Purchaser, Seller shall bear all penalties and interest due on any Loan for which Seller failed to pay tax bills due prior to the Transfer Date or for which Seller failed to forward tax information to Purchaser, as required by this paragraph, except to the extent that such penalties and interest are liabilities of the Tax Servicer.

          It is understood that Seller contracts the services of a Tax Service firm for the purpose of paying real estate taxes for certain loans and will cause such firm to transfer such contracts to Purchaser. Seller will pay up to $8.00 per loan for the cost of transferring such contracts. Transfer costs above $8.00 per loan will be paid by Purchaser. Seller shall cause such firm at or prior to the Transfer Date, to provide Purchaser with a tape which includes the necessary and accurate tax information. Purchaser will obtain tax contracts for those loans where none currently exist. Seller will reimburse to Purchaser the cost, up to $8.00 per loan, of placing each loan on a tax service upon receipt of a copy of an invoice therefor. Additionally, Seller has, within the last twelve (12) months, analyzed the payments due under the respective Mortgages for escrow items required to be deposited into the Escrow accounts maintained under HUD rules, and if a deficiency is noted, Seller has adjusted the amount of each payment such that the deficiency will be corrected.

          4.8 Servicing Agreements. With respect to the Loans, the Servicing of which is being transferred to and assumed by Purchaser, all matters required to be done by the Servicing Agreements have been or will have been done by Seller prior to the Transfer Date.

          4.9  Litigation,   Compliance  with  Laws.  There  is  no  litigation,
proceeding, or governmental investigation, existing or pending, or to the knowledge of the Seller threatened, or any order, injunction or decree outstanding, against or relating to the Loans, the Servicing or the Seller, except as set forth in Exhibit C, that may result in any material adverse change in the business, operations, or financial condition of Seller that has not been disclosed by Seller to Purchaser or its counsel in writing as provided below, nor does Seller know of any basis for any such litigation, proceeding, or governmental investigation. Seller has not and pending the Transfer Date will not, violate any applicable law (including, but not limited to, usury laws, the Truth-In-Lending Act, and the Equal Credit Opportunity Act), regulation, ordinance, order, injunction or decree, or any other requirements of any governmental body or court, which may materially adversely affect any of the Loans under the Servicing being purchased by Purchaser hereunder.

          4.10 Statements Made. No representation, warranty or written statement made by Seller in this Agreement or in any schedule, exhibit, appendix, written statement or certificate furnished to Purchaser in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

          4.11 Loans by Seller. Seller warrants that any and all Loans, the Servicing of which is being sold to Purchaser, were and will continue to be fully disbursed and made and/or consummated in accordance with regulations of the Investors and other governmental agencies and applicable law, that each Mortgage represents a security for a valid and enforceable Note, except as such enforcement may be affected by bankruptcy or other laws generally applicable to creditors and that the net servicing fees to Seller on the Loans are as stated in Exhibit A.

          4.12 No Accrued Liabilities. Except as disclosed herein there are no accrued liabilities of Seller with respect to the Loans or the Servicing, or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Servicing, with respect to occurrences prior to the Transfer Date.

          4.13 Obligations of Seller until the Transfer Date. Seller warrants that as of the Transfer Date it will have paid, performed and discharged all of its liabilities and obligations under the Servicing Agreements in the same manner and with the same quality of service as if it were not selling the Servicing and that it will continue to service the Loans until the Transfer Date in accordance with prescribed Investor procedures such that there is no deterioration in the quality of the portfolio.

          4.14 Investor Approval. Seller will use its best reasonable efforts to obtain approval of the Investors for the transfer of Issuer responsibility to the Purchaser and, further, that it will do nothing which would in any way adversely affect the Investors' approval hereto.

          4.15 Enforceability of Mortgages. To the best of Seller's knowledge all documents, agreements and instruments contained in the Mortgage Portfolio are valid and enforceable in accordance with their respective terms and meet all requirements under Investor rules, regulations and guidelines.

          4.16 Title Insurance. To the best of Seller's knowledge, with respect to each Loan, there is contained in each Loan file a valid, binding and enforceable policy of title insurance issued in an amount at least equal to the principal balance underlying each Loan, and all premiums related to such title insurance policies have been paid in full. Seller knows of no reason why the title insurance policies are not valid and enforceable in accordance with their terms.

          4.17 Casualty Insurance. Each building or improvement on the property which is the security for any Loan is properly insured, with a standard mortgagee loss payable clause acceptable under prudent mortgage banking practices, against loss or damage by fire or other insurable risks and hazards as required by the Investor. Such insurance is in an amount not less than the replacement cost coverage or the remaining unpaid principal balance of the respective Loan. Seller has not received any notice that the properties which are the subject of any Loan have been damaged by uninsured loss.

          5.0 WARRANTIES AND REPRESENTATIONS OF PURCHASER

          Purchaser warrants and represents to Seller the following, all of which is and shall be binding on Purchaser through the Transfer Date:

          5.1 Due Incorporation and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

          5.2 Authority and Capacity. Purchaser has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder.

          5.3  Effective  Agreement.  The  execution  and  performance  of  this
Agreement by Purchaser, its compliance with the terms hereof, and the consummation of the transactions contemplated hereby on the Sale Date and on the Transfer Date will not violate any provision of law applicable to it and will not conflict with the terms or provisions of its Certificate of Incorporation, By-Laws, or any other instrument relating to the conduct of its business, or the ownership of its property, or any other agreement to which Purchaser is a party.

          5.4 Statements Made. No representation, warranty or statement made by Purchaser in this Agreement or financial statements of Purchaser furnished to Seller in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement or representation made by Purchaser not misleading.

          5.5 Approved Servicer. Purchaser is an approved servicer of FHLMC, FMNA, and GNMA in good standing. No actions, suits or proceedings are pending or threatened against the Purchaser in any court or before any administrative agency, the outcome of which would have an adverse effect on Purchaser's ability to service the Loans under this Agreement. Purchaser will do nothing which would in any way adversely affect the Investors' approval hereto.

          6.0 COVENANTS

          6.1 Continued Operations. (a) Except as otherwise provided, Seller covenants and warrants that it will maintain a sufficient level of operations, including, but not limited to, personnel, custodial functions and data processing, necessary to assure that there is no deterioration in the quality in the Mortgages, the Servicing, or the Related Escrow Items, or in the quality of the Servicing being sold to Purchaser pending the Transfer Date. All monies received by Seller after the Transfer Date relating to the Loans and Servicing shall inure to and be considered to be under the control of Purchaser and shall be transferred to Purchaser promptly.

          6.2 Notification of Mortgagors, Taxing Authorities, Insurance Companies, etc. On or before the Transfer Date, unless otherwise agreed by the parties, Seller shall, in coordination with Purchaser and at Seller's expense, transmit to the mortgagors whose loans are to be serviced pursuant to the Servicing Agreements and which are the subject of this Agreement, the requisite taxing authorities, applicable Private Mortgage Insurance companies and/or agents, insurance companies and/or agents, the banks at which Related Escrow Items are maintained, notification, in required form, if applicable, of the assignment of the Servicing of the Mortgages and of the escrow deposits and instructions to deliver all payments, notices, tax bills, insurance statements and the escrow account statements, as the case may be, to Purchaser from and after the Transfer Date. All notifications, including certified and true copies of assignments submitted for recording, will be in a form and content reasonably acceptable to Purchaser. The Seller shall, at its own expense, deliver a separate recorded assignment for each Loan, in such form as is appropriate and typical in the jurisdiction in which the real property described in the mortgage securing the Loan is located. Additionally, Seller shall bear all expenses relative to the recording of the assignments of the mortgages in the applicable Public Registry where each mortgage is filed. As promptly as practicable, but in no event later than March 1, 1996, Seller shall provide Purchaser with a copy of aforementioned notifications, including copies of assignments submitted for recording, certified as true copies by an officer of the Seller. Seller warrants that each FNMA and GNMA pool will be certified and will be recertifiable.

          6.3 Supplementary Information. From time to time prior to and after the Transfer Date, Seller shall furnish Purchaser such incidental information supplementary to the information contained in the documents and schedules delivered pursuant hereto and file such reports as Purchaser may reasonably request and which are reasonably available to Seller.

          6.4 Access to Information. (a) Seller shall give to Purchaser and its counsel, accountants, and other representatives reasonable access to all of Seller's files, books and records of any kind relating to the Servicing and Related Escrow Items being transferred, assigned and delivered to Purchaser pursuant hereto. Additionally, Seller shall cause any third party in possession of any books, records or documents pertaining to the Servicing or the Loans to allow Purchaser access to said records for the purposes stated herein. Whether or not the transactions contemplated by this Agreement are consummated, Purchaser and its representatives and affiliates shall treat all information obtained in such investigation, not otherwise in the public domain, as confidential and shall not use such information except in connection with the transaction contemplated herein, (b) Purchaser shall give to Seller and its counsel, accountants and other representatives reasonable access during normal business hours to all of Purchaser's files, books and records relating to the Servicing and Related Escrow Items and in connection with all matters pertaining to any claim of Purchaser for indemnification by Seller under Section 8.1 hereof.

          6.5 Fees and Expenses. (a) Seller hereby acknowledges that it shall be responsible for any fees imposed by, and incurred in connection with, the securing of Investors' approval to this Agreement. (b) Seller shall pay mortgage insurance premiums on the Loans for the premium due in the same calendar month as the Transfer Date and will be responsible for the penalties, if any, incurred due to late payment. (c) Except as otherwise provided herein, each party shall bear its own expenses in connection with this Agreement.

          6.6 Schedule of Servicing. Purchaser shall receive from Seller, within three (3) Business Days of the applicable Transfer Date, a schedule or written statement, certified as being true and correct, on behalf of Seller, by an authorized officer thereof, that the Servicing information with respect to the Mortgages and Related Escrow Accounts set forth in Exhibit "B" has been delivered to Purchaser and that such information is true and correct. Such information may be in original form or in readable microfiche, which, if on microfiche, Seller warrants is acceptable to any applicable third party.

          6.7 Transfer of Documents and Escrows. Within three (3) Business Days after the Transfer Date, Seller shall, at Seller's expense, transfer to Purchaser and Purchaser shall have received the items and information, including all original Mortgages, Mortgage Portfolio and other documents (except for those Mortgages or other documents which must, under the Servicing Agreements or applicable law, be maintained by a third party, in which event Purchaser shall designate, to the extent permissible under the Servicing Agreement, the third party to receive such) relating to the Loans and the Servicing as set forth in Exhibit "B". Within one (1) Business Day after the Transfer Date, Seller shall transfer to Purchaser and Purchaser shall have received the Escrow funds, including principal and interest escrows, relating to the Loans and the Servicing.

          6.8 No Solicitation. For as long as Purchaser services any of the Loans hereunder, Seller covenants that it shall not directly solicit or provide information for any other party to directly solicit for refinancing any borrowers with Loans for which Servicing has been transferred hereunder. In the event the Seller does refinance any such Loan as a result of such direct solicitation, Seller hereby agrees to pay Purchaser 1.20% times the then outstanding principal balance of such Loan. It is understood that promotions undertaken by Seller which are directed to the general public at large (i.e., newspaper advertisements, radio and T.V. ads, etc.) and not directed to the borrowers herein individually shall not constitute direct solicitation as referred to herein.

          6.9 Hurley Case. Seller shall be responsible for the payment of legal fees of both its own and, to the extent required by the Hurley Settlement Agreement, plaintiff's counsel, as well as rebates as outlined in the Hurley Settlement Agreement, attached as Exhibit D.

          6.10 Servicing Assignments. To the extent that servicing for any of the Loans was purchased by Seller, Seller will assign to Purchaser any of its rights to indemnification under those purchase agreements to the extent permitted pursuant to such agreements. Seller makes no representation that any such assignment is permitted or that Purchaser will receive any rights pursuant to such assignment. Purchaser may only utilize such assignment to the extent that Purchaser incurred a loss to which it is entitled to indemnification hereunder and Seller has not provided such indemnification.

          6.11 REO Loans. In the event Seller is unable to procure the approval of any of FHLMC, FNMA, GNMA or any Private Investor because the servicing on any Loans classified as Real Estate Owned ("REO Loans") are being retained by Seller, Purchaser agrees to assume responsibility for servicing such REO Loans. Seller will pay Purchaser $1,750 for each REO Loan so assumed; and, as between Seller and Purchaser, Seller will be responsible for any and all losses and out-of-pocket expenses incurred by Purchaser in connection therewith, except to the extent that such loss was caused by Purchaser.

          6.12 Undertakings of Purchaser. On and after the Transfer Date, Purchaser shall assume and be responsible for all Servicing related to the Loans, except as may otherwise specifically be provided for herein. Purchaser covenants and agrees with Seller that it will service the Loans and the Related Escrow Items in accordance with the terms and conditions of the Servicing Agreements.

          7.0 CONDITIONS PRECEDENT.

          Purchaser's obligation to service the Loans from and after the applicable Transfer Date is subject to the satisfaction of the following conditions, and if any of such conditions are not satisfied, all Deposits paid by Purchaser to Seller shall be refunded to Purchaser and any assets transferred by Seller to Purchaser shall be returned to Seller, whereupon Purchaser shall have no further obligation to Seller hereunder.

          7.1 Investor Approval. (a) Seller shall have procured, at its expense, the approval of FNMA, GNMA and Private Investors representing at least 70% of the Principal balance of the Private Investor Loans as of the First Sale Date to the transfer of issuer responsibility. (b) Seller shall have procured, at its expense, the approval of FHLMC as of the Second Sale Date to the transfer of issuer responsibility; provided that if the transfer of any of the FNMA, GNMA and Private Investor Servicing shall have occurred on the First Sale Date, then failure to procure FHLMC approval shall not effect such transfer.

          7.2 Quality of Portfolio. Prior to the Transfer Date, there shall not have been a material deterioration in the overall quality of the Servicing and the Loans. For purposes of determining whether such a deterioration has occurred, normal and prudent mortgage banking standards shall apply. Changes in general interest rates will not be considered a material deterioration in the overall quality of the Servicing for the purposes of this paragraph.

          7.3 Compliance by Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and as of the Transfer Date, and Seller shall have performed and complied with each and every covenant and condition required by this Agreement to be performed or complied with by Seller on or prior to the Transfer Date.

          8.0 MISCELLANEOUS

          8.1 Indemnification.

          (a) Provided that Purchaser notifies Seller in accordance with paragraph (b) of this Section 8.1, Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for, any actual losses, damages, deficiencies, penalties or expenses of any nature (including reasonable attorney's fees and court costs incurred in connection therewith or in enforcing Purchaser's right to indemnification hereunder) incurred by Purchaser after the Sale Date which:

               (i) Result from any material misrepresentation made by Seller in this Agreement, or in any schedule, statement, certificate or document furnished pursuant to or with this Agreement;

               (ii) Result from any material breach of warranty by Seller, or the non-fulfillment of any covenant of Seller contained in this Agreement, or in any schedule, statement or certificate furnished pursuant to or with this Agreement;

               (iii) Result from any defect in or lack of documentation related to any Loan existing as of the Sale Date (including those defects subsequently discovered), or result from any act or omission of Seller prior to the Transfer Date or

               (iv) Result from errors in originating or servicing any of the Mortgages prior to the Transfer Date or result from Seller's act or omission thereafter.

               (v) Result from a difference between the remaining principal balance of any Loan, upon Mortgagor payoff or Loan maturity, and the Calculated Loan Balance (as defined below) where the remaining principal balance exceeds the Calculated Loan Balance by $100 or more, and where such difference arose on account of the servicing of such Loan prior to the applicable Transfer Date. The Calculated Loan Balance will be zero at Loan maturity and at any other time will be equal to the original Loan balance plus any additions thereto that were permitted by the terms of the Loan note or any other documentation applicable to such Loan less payments made thereon. Purchaser will have no claim with respect to the failure of the servicing file with respect to any such Loan to contain any documentation necessary to support any additions to the original Loan balance unless, on or before April 1, 1996, Purchaser shall have notified Seller in writing that such documentation does not exist.

          (b) PURCHASER agrees to promptly notify SELLER in writing of the existence of any fact actually known to an officer of PURCHASER giving rise to any obligation of SELLER under this Paragraph 8.1 and, in the case of any claim or any litigation brought by a third party (a "Third Party Claim") which may give rise to any such obligation, Purchaser agrees to promptly notify SELLER of the making of such claim or the commencement of such action by a third party as and when the same shall become known to an officer of PURCHASER. SELLER shall be entitled to employ counsel in its own name and at its own expense with respect to SELLER's interest in such claim or litigation and shall cooperate fully with PURCHASER in the handling and disposition of such claim or litigation. In furtherance of SELLER's mitigation efforts, PURCHASER agrees (i) to give SELLER and its agents and employees access to PURCHASER's books and records at Purchaser's location relating to any such claim or action, including without limitation all applicable Loan files and (ii) to cooperate fully with SELLER with respect to any reasonable request made by SELLER in connection with such review, investigation and action. SELLER may, with PURCHASER's permission, not to be unreasonably withheld, with respect to any such obligation, communicate and deal directly with the applicable Investors (or any successor owner of the Loan), any regulatory agency or instrumentality or any insurance company. Nothing contained in this Paragraph 8.1(b) shall relieve SELLER of its indemnification obligations hereunder; provided, however, that PURCHASER's failure to comply with the terms and conditions relating to it herein will reduce the amount of SELLER's obligations to the extent PURCHASER's failure restricts SELLER's ability to mitigate its losses.

          (c) Purchaser herewith agrees to indemnify and hold harmless SELLER against, and will reimburse Seller for, any actual claims, demands, liabilities, losses or causes of action against SELLER (including, without limitation, all related costs, expenses and reasonable attorneys' fees and costs incurred by SELLER) which result from or arise out of (i) any breach by PURCHASER of any representation, covenant or warranty or other term or condition of this Agreement, which representations, covenants, warranties and terms and conditions shall survive the Sale Date and acceptance of the Servicing by PURCHASER or (ii) Purchaser's servicing of Loans after the Transfer Date, provided such loss was not a direct result of Seller's servicing activities prior to the Transfer Date.

          (d) Indemnification for Repurchase of Mortgages. Purchaser understands that, aside from approximately 157 FNMA MBS Loans with an aggregate outstanding principal balance of $6 million, the Loans were sold to the Investor on a non-recourse basis. In the event that it is subsequently discovered that a Loan was not sold under such option, Seller or its successors and/or assigns will reimburse Purchaser for any monies which would have been paid to Purchaser by Investor if the Loan had been sold on a non-recourse basis. In the event that an Investor, through any right of recourse it may have against the Issuer/Servicer of any mortgage, requests Purchaser to repurchase a mortgage or reimburse Investor for any expenses associated with any mortgage, unless the same results from the actions or omissions of Purchaser in servicing the Loan on or after the Sale Date, Seller will hold Purchaser harmless against such actions and will repurchase such mortgages and will reimburse Purchaser for any reasonable associated out-of-pocket expenses.

          For FHLMC Loan Number 708414818, a Repurchase Agreement exists between FHLMC and the Seller. In the event that FHLMC requests Purchaser to repurchase Loan Number 708414818 or reimburse FHLMC for any expenses associated with Loan Number 708414818, unless same results from the actions or omissions of Purchaser in servicing the Loan on or after Sale Date, Seller will hold Purchaser harmless against such actions and will repurchase such Loan and will reimburse Purchaser for any reasonable associated out-of-pocket expenses.

          8.2 Survival of Warranties and Representations. Each party hereto covenants and agrees that the warranties and representations in this Agreement, and in any document delivered or to be delivered pursuant hereto, and particularly the confidentiality requirements of Section 6.4, shall survive the Sale Date for a period of five (5) years.

          8.3 Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery there of, if hand delivered or if sent by registered or certified mail, return receipt requested, postage prepaid:

               (a)  If to the Purchaser, to:
               Atlantic Mortgage & Investment Corporation
               4348 Southpoint Blvd., Suite 101
               Jacksonville, FL 32216
               Attention:  Joseph L. McDaniels
                           President

               (b) If to the Seller, to:
               Citizens Mortgage Service Company
               500 Office Center Drive #120
               Ft. Washington, PA 19034
               Attention: James A. Rogers
                          Chairman

               with a copy to:
               McAdams, Taylor & Co., Inc.
               2 World Trade Center, Suite 2112
               New York, NY 10048
               Attention: Nicholas J. Letizia
                          Vice President

or to such other address as Purchaser or Seller shall have specified in writing to the other.

          8.4 Waivers. Either Purchaser or Seller may, by written notice to the other:

          (a) Extend the time for the performance of any of the obligations or other transactions of the other;

          (b) Waive compliance with any of the terms, conditions or covenants required to be complied with by the other hereunder; and

          (c) Waive or modify performance of any of the obligations of the other hereunder.

          The Waiver by any party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

          8.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the sale of the Servicing.

         8.6 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.

                  8.7 Headings. Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

          8.8 Applicable Laws. This Agreement shall be construed in accordance with the laws of the State of New York.

                  8.9 Attorney's Fees. In the event of any dispute arising out of this Agreement, the prevailing party shall be entitled to an award by the court against the losing party of the costs of litigation, including reasonable attorney's fees (whether incurred before trial, at trial, on appeal or in insolvency proceedings).

         IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

                             PURCHASER

                             ATLANTIC MORTGAGE &
                             INVESTMENT CORPORATION


(Corporate Seal)
                                 /s/J. MARK KENNEDY
                             By: J. MARK KENNEDY
                             Its: VICE PRESIDENT FINANCE

ATTEST:

     /s/JOSEPH L. McDANIELS
By: JOSEPH L. McDANIELS
Its: PRESIDENT


                             SELLER


(Corporate Seal)


                                 /s/JAMES A. ROGERS
                             By: JAMES A. ROGERS
                             Its: CHAIRMAN & CEO

ATTEST:
     /s/JOSEPH B. McDADE
By: JOSEPH B. McDADE
Its: SECRETARY